
Almaden Minerals Ltd.
("Almaden")
Canada
TSX: AMM
NYSE American: AAU
Molinos de Puebla
("Molinos")
Mexico
99.99%
Rock Creek Mill
Puebla Holdings Inc.
("Puebla")
Canada
100%
Minera Gorrión SA de CV
("Gorrión")
Mexico
49,999 shares
99.9%
Tuligtic / Ixtaca Project